Exhibit 99.1 Press Release
News Release
400 Collins Road NE Cedar Rapids, Iowa 52498

Rockwell Collins elects David Lilley to its Board of Directors

CEDAR RAPIDS, Iowa (Dec. 15, 2008) – Rockwell Collins’ Board of Directors has elected David Lilley to become its ninth member. He will fill a position that is subject to re-election at the company’s annual shareowners meeting in 2011.

Lilley is currently Chairman and CEO of Cytec Industries, a global specialty chemicals and materials company, and is also a director of Arch Chemicals. He has announced his intention to retire at the end of this year and then will act as a non-executive director of Cytec Industries until April 2009.  Prior to joining Cytec as President in 1997, he was a vice president of American Home Products Corporation, responsible for its Global Medical Device business. He also served as vice president and a member of the Executive Committee of American Cyanamid Company.

“We look forward to the operational and international experience that David Lilley will bring to our board as the leader of a global company,” said Rockwell Collins Chairman, President and CEO Clay Jones. “Furthermore, his experience leading an innovative enterprise that has introduced leading edge technology in coatings and composite materials for aerospace and other applications will provide a valuable perspective to our Board.”

Mr. Lilley holds a Master of Arts in chemical engineering from Fitzwilliam College, Cambridge University, England.

Rockwell Collins (NYSE: COL) is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by 20,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

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Media Contact:
Pam Tvrdy
319.295.0591
pjtvrdy@rockwellcollins.com